Exhibit 99.1

Papa John’s Announces Third Quarter 2017 Results

LOUISVILLE, Ky.--(BUSINESS WIRE)--October 31, 2017--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the three and nine months ended September 24, 2017.

Highlights

  Third quarter earnings per diluted share of $0.60 in 2017 compared to $0.57 in the third quarter of 2016, an increase of 5.3%
  System-wide third quarter comparable sales increases of 1.0% for North America and 5.3% for International
  2017 North America comp sales outlook revised to positive up to 1.5% from the prior range of 2.0% to 4.0%; revised diluted earnings per share growth to 3% to 7% from a previous range of 8% to 12%, including the 53rd week but excluding the impact of new equity based compensation accounting standard

“Our global operators delivered another quarter of positive comp sales, with International leading the way, posting the 30th consecutive quarter of International positive comps,” said Papa John’s founder, chairman and CEO, John Schnatter. “We will continue to drive the long-term growth of the Papa John’s brand by investing in our better quality product and technology platforms.”

Operating Highlights

(In thousands except per share amounts)

	Three Months Ended			Nine Months Ended
	Sept 24, 2017	Sept 25, 2016	Increase %	Sept 24, 2017	Sept 25, 2016	Increase %

Total revenue	$431,709	$422,442	2.2%	1,315,753	$1,274,001	3.3%
Operating income	33,515	33,383	0.4%	114,413	113,112	1.2%
Net income	21,817	21,467	1.6%	73,783	$70,190	5.1%
Diluted EPS	$0.60	$0.57	5.3%	$2.02	$1.86	8.6%

All operating highlights are compared to the same period of the prior year, unless otherwise noted.

Consolidated revenues increased $9.3 million, or 2.2%, for the third quarter of 2017 and increased $41.8 million, or 3.3%, for the nine months ended September 24, 2017. These increases were primarily due to increased North America commissary sales due to higher volumes. The nine months ended September 24, 2017 also include higher North America commissary sales from commodity price increases. North America franchise revenues also increased primarily due to the impact of refranchising 42 Domestic company-owned restaurants in the fourth quarter of 2016; this increase was more than offset by a related decrease in Domestic company-owned restaurant sales. The increased revenues from International were somewhat offset by the impact of unfavorable foreign currency exchange rates. The unfavorable impact of foreign currency exchange rates was approximately $300,000 and $5.9 million for the three and nine month periods, respectively, which was primarily attributable to our operations in the United Kingdom.

Consolidated operating income increased $132,000, or 0.4%, for the third quarter of 2017. Operating income as a percentage of consolidated revenues decreased 0.1% to 7.8% for the third quarter. Significant changes in the operating income percentage are as follows:

  Domestic company-owned restaurant margin, as a percentage of restaurant sales, decreased 1.2% primarily due to higher delivery costs, including higher non-owned auto insurance costs.
  North America commissary and other margin, as a percentage of related revenues, decreased 1.5% due primarily to higher operating and start-up costs related to our new commissary in Georgia that opened in the third quarter of 2017.
  Offsetting these decreases, the International margin, as a percentage of international revenues, increased 2.0% due to higher revenues on higher comps and increased units. For the three month period, the United Kingdom (“UK”) margin also increased due to the 2016 results including a non-recurring expense of approximately $800,000 to record UK head lease arrangements on a straight line basis.
  General and administrative costs, as a percentage of consolidated revenues, decreased 1.0% primarily due to lower management incentive costs and the benefit of higher revenues.

On higher revenues, consolidated operating income increased $1.3 million, or 1.2%, for the nine months ended September 24, 2017. Operating income as a percentage of consolidated revenues decreased 0.2% to 8.7% for the nine month period. This decrease was primarily attributable to the same reasons noted for the three month period.

The effective income tax rates were 26.8% and 28.4% for the three and nine months ended September 24, 2017, respectively, representing decreases of 1.6% and 2.5% from the prior year comparable periods. For the quarter, this decrease was primarily attributable to a reduction in required state and local income tax reserves. 2017 also includes the favorable impact of adopting new guidance for accounting for share-based compensation. This guidance requires excess tax benefits recognized on stock based awards to be recorded as a reduction of income tax expense rather than stockholders’ equity. The impact of this adoption decreased our effective tax rates by 0.5% and 1.8% for the three and nine month periods, respectively.

Diluted earnings per share increased 5.3% to $0.60 for the third quarter of 2017 and increased 8.6% to $2.02 for the nine months ended September 24, 2017. These increases were primarily due to an increase in net income attributable to common shareholders and a decrease in shares outstanding from share repurchases. Diluted earnings per share for the nine month period was also favorably impacted by approximately $0.05 due to the adoption of the new guidance for accounting for share-based compensation; the impact for the three month period was not significant. Excluding the impact of this adoption, diluted earnings per share would have increased 5.9% for the nine month period.

Global Restaurant and Comparable Sales Information

	Three Months Ended		Nine Months Ended
	Sept 24, 2017	Sept 25, 2016	Sept 24, 2017	Sept 25, 2016

Global restaurant sales growth (a)	4.4%	7.6%	4.5%	5.2%

Global restaurant sales growth, excluding the impact of foreign currency (a)	5.0%	8.9%	5.2%	6.8%

Comparable sales growth (b)
Domestic company-owned restaurants	1.7%	6.3%	2.3%	4.2%
North America franchised restaurants	0.7%	5.1%	1.2%	3.0%
System-wide North America restaurants	1.0%	5.5%	1.5%	3.4%

System-wide international restaurants	5.3%	7.6%	5.0%	6.2%
(a)	Includes both company-owned and franchised restaurant sales.
(b)	Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

We believe global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant and comparable sales growth information is also useful in analyzing industry trends and the strength of our brand. Management believes the presentation of global restaurant sales growth excluding the impact of foreign currency provides investors with useful information regarding underlying sales trends by presenting sales growth excluding the external factor of foreign currency exchange. Franchise restaurant sales are not included in company revenues.

Free Cash Flow

The company’s free cash flow, a non-GAAP financial measure, was as follows for the first nine months of 2017 and 2016 (in thousands):

	Nine Months Ended
	Sept 24,	Sept 25,
	2017	2016

Net cash provided by operating activities (a)	$114,917	$121,456
Purchases of property and equipment (b)	(43,195)	(38,954)
Free cash flow	$71,722	$82,502
(a)	The decrease of $6.5 million was primarily due to changes in working capital amounts, partially offset by higher net income.
(b)	The increase of $4.2 million was primarily due to construction costs for our new domestic commissary in Georgia, which opened in July 2017.

We define free cash flow as net cash provided by operating activities (from the consolidated statements of cash flows) less the amounts spent on the purchase of property and equipment. We view free cash flow as an important liquidity measure because it is one factor that management uses in determining the amount of cash available for investment; however, it does not represent residual cash flows available for discretionary expenditures. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s liquidity than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) for additional information concerning our operating results and cash flow for the nine months ended September 24, 2017.

Global Restaurant Unit Data

At September 24, 2017, there were 5,101 Papa John’s restaurants operating in all 50 states and in 43 international countries and territories, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
Third Quarter
Beginning - June 25, 2017	705	2,723	3,428	1,660	5,088
Opened	2	30	32	52	84
Closed	(2)	(17)	(19)	(52)	(71)
Ending - September 24, 2017	705	2,736	3,441	1,660	5,101

Year-to-date
Beginning - December 25, 2016	702	2,739	3,441	1,656	5,097
Opened	4	73	77	139	216
Closed	(2)	(75)	(77)	(135)	(212)
Acquired	1	-	1	-	1
Sold	-	(1)	(1)	-	(1)
Ending - September 24, 2017	705	2,736	3,441	1,660	5,101

Unit growth (decline)	3	(3)	-	4	4

% increase (decrease)	0.4%	(0.1%)	-	0.2%	0.1%

The 2017 International franchise closures include 33 India closures in the third quarter and 66 India closures for the nine months ended. As of the end of the third quarter, the India market was closed. There was no significant impact on our 2017 operating results.

The company has added 130 net worldwide units over the trailing four quarters. Our development pipeline as of September 24, 2017 includes over 1,000 restaurants (over 200 units in North America and 800 units internationally), the majority of which are scheduled to open over the next six years.

Share Repurchase Activity

The following table reflects our share repurchases for the three and nine months ended September 24, 2017 and subsequent repurchases through October 24, 2017 (in thousands):

Period	Number of Shares	Cost

Three months ended September 24, 2017	1,152	$87,737
Nine months ended September 24, 2017	1,573	121,705
September 25, 2017 through October 24, 2017	418	29,722

There were 36.6 million and 37.0 million diluted weighted average shares outstanding for the three and nine months ended September 24, 2017, respectively, representing decreases of 2.1% and 1.8% over the prior year comparable periods. Approximately 35.5 million actual shares of the company’s common stock were outstanding as of September 24, 2017. Approximately $485.9 million of the Company’s share repurchase authorization was remaining as of October 24, 2017.

The Company expects to repurchase the remaining authorization by early to mid-2019. The timing and volume of share repurchases may be executed at the discretion of management on an opportunistic basis, or pursuant to trading plans or other arrangements. Any share repurchase under this program may be made in the open market, in privately negotiated transactions, or otherwise, and may depend upon prevailing market conditions and other factors. The Company expects to implement an accelerated share repurchase program in the fourth quarter of 2017 for a portion of the share repurchase authorization. Repurchases under the Company’s share repurchase program may be commenced or suspended from time to time at the Company’s discretion without prior notice.

Cash Dividend

We paid a cash dividend of approximately $8.2 million ($0.225 per common share) during the third quarter of 2017. Subsequent to the third quarter, on October 27, 2017, our Board of Directors declared a fourth quarter dividend of $0.225 per common share (approximately $7.9 million based on the current number of shares outstanding). The dividend will be paid on November 17, 2017 to shareholders of record as of the close of business on November 7, 2017. The declaration and payment of any future dividends will be at the discretion of our Board of Directors, subject to the company’s financial results, cash requirements, and other factors deemed relevant by our Board of Directors.

2017 Revised Outlook

The company provided the following 2017 outlook update and reaffirmed all of our remaining 2017 outlook items:

	Updated Outlook	Previous Outlook

North America Comparable Sales	positive up to 1.5%	2.0% to 4.0%
Diluted EPS Growth (*)	3.0% to 7.0%	8.0% to 12.0%
Debt/ EBITDA ratio	2.5x to 3.5x	1.5x to 2.0x
Block Cheese Prices per lb.	Low $1.60s	Mid $1.70s

(*)Excludes impact of new equity-based compensation accounting standard; includes 53rd week

Conference Call and Website Information

A conference call is scheduled for November 1, 2017 at 10:00 a.m. Eastern Time to review our third quarter 2017 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 23356013.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under Shareholder Tools at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, contingent liabilities, resolution of litigation, commodity costs, profit margins, unit growth, unit level performance, capital expenditures, other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  aggressive changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales and profitability; and new product and concept developments by food industry competitors;
  changes in consumer preferences or consumer buying habits, including changes in general economic conditions or other factors that may affect consumer confidence and discretionary spending;
  changes in our liquidity or changes in the debt markets in general, including adverse changes in interest rates, and our ability to meet debt service requirements;
  the adverse impact on the company or our results caused by product recalls, food quality or safety issues, incidences of foodborne illness, food contamination and other general public health concerns about our company-owned or franchised restaurants or others in the restaurant industry;
  failure to maintain our brand strength, quality reputation and consumer enthusiasm for our better ingredients marketing and advertising strategy;
  the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, including difficulties finding qualified franchisees, store level employees or suitable sites;
  increases in food costs or sustained higher other operating costs. This could include increased employee compensation, benefits, insurance, tax rates, new regulatory requirements or increasing compliance costs;
  increases in insurance claims and related costs for programs funded by the company up to certain retention limits, including medical, owned and non-owned automobiles, workers’ compensation, general liability and property;
  disruption of our supply chain or commissary operations which could be caused by our sole source of supply of cheese or limited source of suppliers for other key ingredients or more generally due to weather, natural disasters including drought, disease, or geopolitical or other disruptions beyond our control;
  increased risks associated with our international operations, including economic and political conditions, instability or uncertainty in our international markets, especially emerging markets, fluctuations in currency exchange rates, difficulty in meeting planned sales targets and new store growth;
  the impact of current or future claims and litigation, including labor and employment-related claims;
  current, proposed or future legislation that could impact our business;
  failure to effectively execute succession planning, and our reliance on the multiple roles of our founder, chairman and chief executive officer, who also serves as our brand spokesperson;
  disruption of critical business or information technology systems, or those of our suppliers, and risks associated with systems failures and data privacy and security breaches, including theft of confidential company, employee and customer information, including payment cards; and
  changes in GAAP, including new standards for accounting for share-based compensation that may result in changes to our net income.

These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 25, 2016. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

* * * *

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 24, 2017	September 25, 2016	September 24, 2017	September 25, 2016
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic company-owned restaurant sales	$196,267	$199,041	$605,919	$608,968
North America franchise royalties and fees	25,567	24,776	79,762	76,554
North America commissary and other sales	178,083	169,684	539,532	503,623
International	31,792	28,941	90,540	84,856
Total revenues	431,709	422,442	1,315,753	1,274,001

Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic company-owned restaurant expenses	161,867	161,750	489,719	486,529
North America commissary and other expenses	168,031	157,552	504,732	466,616
International expenses	19,785	18,594	57,257	53,936
General and administrative expenses	37,330	40,549	117,340	123,419
Depreciation and amortization	11,181	10,614	32,292	30,389
Total costs and expenses	398,194	389,059	1,201,340	1,160,889

Operating income	33,515	33,383	114,413	113,112
Net interest expense	(2,566)	(1,756)	(6,135)	(4,876)
Income before income taxes	30,949	31,627	108,278	108,236
Income tax expense	8,280	8,977	30,728	33,423
Net income before attribution to noncontrolling interests	22,669	22,650	77,550	74,813
Income attributable to noncontrolling interests	(852)	(1,183)	(3,767)	(4,623)
Net income attributable to the company	$21,817	$21,467	$73,783	$70,190

Calculation of income for earnings per share:
Net income attributable to the company	$21,817	$21,467	$73,783	$70,190
Change in noncontrolling interest redemption value	237	(157)	1,419	342
Net income attributable to participating securities	(89)	(87)	(305)	(288)
Net income attributable to common shareholders	$21,965	$21,223	$74,897	$70,244

Basic earnings per common share	$0.61	$0.57	$2.05	$1.88
Diluted earnings per common share	$0.60	$0.57	$2.02	$1.86

Basic weighted average common shares outstanding	36,146	36,989	36,563	37,374
Diluted weighted average common shares outstanding	36,581	37,359	37,047	37,712

Dividends declared per common share	$0.225	$0.200	$0.625	$0.550

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 24,	December 25,
	2017	2016
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$39,543	$15,563
Accounts receivable, net	63,266	59,691
Notes receivable, net	3,829	3,417
Income taxes receivable	577	2,372
Inventories	28,369	25,132
Prepaid expenses and other current assets	23,731	33,143
Assets held for sale	8,274	6,257
Total current assets	167,589	145,575

Property and equipment, net	236,812	230,473
Notes receivable, less current portion, net	10,921	10,141
Goodwill	86,825	85,529
Deferred income taxes	289	769
Other assets	48,492	40,078
Total assets	$550,928	$512,565

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$38,235	$42,701
Income and other taxes payable	10,443	8,540
Accrued expenses and other current liabilities	69,376	76,789
Current portion of long-term debt	20,000	-
Total current liabilities	138,054	128,030

Deferred revenue	2,987	3,313
Long-term debt, less current portion net	378,548	299,820
Deferred income taxes	11,823	10,047
Other long-term liabilities	58,898	53,093
Total liabilities	590,310	494,303

Redeemable noncontrolling interests	6,434	8,461

Total stockholders' equity (deficit)	(45,816)	9,801
Total liabilities, redeemable noncontrolling interests and stockholders' equity (deficit)	$550,928	$512,565

Note: The Condensed Consolidated Balance Sheets have been derived from the audited consolidated financial statements, but do not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Nine Months Ended
(In thousands)	September 24, 2017	September 25, 2016
	(Unaudited)	(Unaudited)
Operating activities
Net income before attribution to noncontrolling interests	$77,550	$74,813
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (credit) for uncollectible accounts and notes receivable	(353)	153
Depreciation and amortization	32,292	30,389
Deferred income taxes	1,283	4,966
Stock-based compensation expense	8,094	7,525
Other	3,004	2,811
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(5,131)	3,867
Income taxes receivable	1,795	5,045
Inventories	(3,234)	(2,673)
Prepaid expenses and other current assets	7,965	5,627
Other assets and liabilities	(4,092)	(3,085)
Accounts payable	(2,480)	(6,290)
Income and other taxes payable	1,779	3,381
Accrued expenses and other current liabilities	(3,229)	(6,484)
Deferred revenue	(326)	1,411
Net cash provided by operating activities	114,917	121,456

Investing activities
Purchases of property and equipment	(43,195)	(38,954)
Loans issued	(2,376)	(2,216)
Repayments of loans issued	3,151	6,449
Acquisitions, net of cash acquired	(21)	(11,202)
Other	25	193
Net cash used in investing activities	(42,416)	(45,730)

Financing activities
Proceeds from issuance of term loan	400,000	-
Net (repayments) proceeds of revolving credit facility	(300,575)	56,375
Debt issuance costs	(3,181)	-
Cash dividends paid	(22,886)	(20,523)
Tax payments for equity award issuances	(2,411)	(5,999)
Proceeds from exercise of stock options	5,974	5,377
Acquisition of Company common stock	(121,705)	(109,407)
Distributions to noncontrolling interest holders	(4,606)	(3,830)
Other	580	481
Net cash used in financing activities	(48,810)	(77,526)

Effect of exchange rate changes on cash and cash equivalents	289	(99)
Change in cash and cash equivalents	23,980	(1,899)
Cash and cash equivalents at beginning of period	15,563	21,006

Cash and cash equivalents at end of period	$39,543	$19,107

CONTACT:
Papa John’s International, Inc.
Lance Tucker, 502-261-7272
Chief Financial Officer